Exhibit 99.1

FERRELLGAS PARTNERS, L.P. ANNOUNCES PROPOSED

PRIVATE PLACEMENT OF $150 MILLION 8⅝ SENIOR NOTES DUE 2020

OVERLAND PARK, Kansas, January 23, 2017 /PRNewsire/ — Ferrellgas Partners, L.P. (NYSE: FGP) and its wholly-owned subsidiary Ferrellgas Partners Finance Corp. (together, the “Issuers”) today announced their intention to commence a private placement to eligible purchasers of $150 million in aggregate principal amount of their 8⅝ Senior Notes due 2020.  This offering constitutes a further issuance of the Issuers’ 8⅝% Senior Notes due 2020 first issued on April 13, 2010, of which $182 million aggregate principal amount is outstanding prior to this offering.  The notes to be offered in this offering will be treated as a single series with the previously issued notes but, until these notes are registered, or if these notes are issued with original issue discount for U.S. federal income tax purposes, will have a separate CUSIP number from that of the previously issued notes and will not be fungible with the previously issued notes.  Ferrellgas Partners, L.P. intends to use the net proceeds from the offering to repay borrowings under its operating partnership’s secured credit facility.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, absent such registration, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The securities will be offered and sold in the United States only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States only to non-U.S. persons pursuant to Regulation S under the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer or sale of these securities in any jurisdiction in which such an offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contacts:

Jack Herrold, Investor Relations — jackherrold@ferrellgas.com, 913-661-1851

Jim Saladin, Media Relations — jimsaladin@ferrellgas.com, 913-661-1833